Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Sterling Bancorp, Inc. on Form S-1 of our report dated September 15, 2017 on the consolidated financial statements of Sterling Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Grand Rapids, Michigan
October 19, 2017